Exhibit 99.1

LIBERTY GLOBAL REPORTS FISCAL 2006 RESULTS

All 2006 Guidance Targets Exceeded

2006 Rebased Operating Cash Flow Growth of 16%

$500 million Self Tender Offers Announced

Denver, Colorado — February 28, 2007: Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the fourth quarter (Q4) and year ended December 31, 2006.

Highlights for the year compared to the results for the same period last year (unless noted), include(1):

•                  2006 organic additions(2) of 1.63 million RGUs(3) (540,000 in Q4), a 45% increase over 2005

•                  Revenue of $6.49 billion, reflecting rebased(4) growth of 11%

•                  Operating cash flow (OCF)(5) of $2.34 billion, reflecting rebased growth of 16%

•                  Loss from continuing operations increased to $334 million

•                  Net earnings increased to $706 million as compared to a net loss of $80 million

Liberty Global’s President and CEO Mike Fries stated, “We successfully delivered on all of our financial, operational and strategic objectives, and meaningfully exceeded our 2006 full-year guidance targets. We achieved double-digit revenue and mid-teens OCF rebased growth, rebalanced our European operations to focus on higher growth markets, and repurchased over $2.0 billion of our equity since the beginning of 2006. As we build on our 2006 results, particularly our fourth quarter performance, we are entering 2007 with strong operating momentum.”

“For the full year, we increased revenue by 44% to $6.49 billion and OCF by 47% to $2.34 billion compared to our results in 2005. These results reflect revenue and OCF rebased growth rates of 11% and 16%, respectively, after adjusting to neutralize the impact of acquisitions and currency movements. Our Q4 results were particularly strong, as we drove rebased revenue and OCF growth to 12% and 18%, respectively. Our operations in Switzerland, Central and Eastern Europe and Chile continue to be top performers and were key in delivering our overall 2006 results.”

“In terms of subscriber growth, we generated 1.63 million organic RGU additions during 2006, a 45% increase over our RGU additions the prior year. In Europe, the fourth quarter is typically our strongest quarter for subscriber growth and this year was no exception, as we added 540,000 organic RGUs globally, driven by a 48% increase in our European RGU additions compared to the same period last year.”

“We now serve 2.2 million digital cable subscribers, ending 2006 with a digital cable penetration of 19%. We continue to see a significant opportunity to upsell our 10 million analog customers to advanced digital services, driven by premium content, digital video recorders, high definition and video on demand offerings. In particular, we added nearly one million digital cable subscribers organically worldwide during 2006, including over 400,000 digital cable RGUs in the Netherlands(6) and over 300,000 digital cable RGUs in Japan. As a result of our digital initiative in the Netherlands, we finished 2006 with 23% digital penetration in the Netherlands and, on average, we are seeing an incremental ARPU of over €6 (before discounts) from our digital television subscribers, which compares to our base analog ARPU of €13.”

(1)             Our consolidated financial statements have been reclassified to present UPC Norway, UPC Sweden, UPC France and Priority Telecom Norway (PT Norway) as discontinued operations. As a result, their financial information for all historical periods has been retroactively removed from the reported figures. All references to our subscriber metrics exclude the impact of our discontinued operations. Additionally, we sold our Belgium operations to an equity affiliate on December 31, 2006. As a result of our continued interest in the Belgium operations, our operating results and cash flows, including revenue, OCF and FCF include the impact of Belgium for all periods. With respect to RGU metrics, organic additions include Belgium additions, but total RGUs at December 31, 2006, exclude Belgium.

(2)             Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)             Please see footnote 4 on Page 22 for the definition of Revenue Generating Units (RGUs).

(4)             For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2006, we have adjusted our historical 2005 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in the respective 2005 rebased amounts to the same extent that the revenue and OCF of such entities are included in the respective 2006 results and (ii) reflect the translation of our 2005 rebased amounts at the applicable average exchange rates that were used to translate our 2006 results. Please see page 17 for supplemental information.

(5)             Please see page 13 for an explanation of operating cash flow and the required reconciliation.

“Our broadband Internet products continue to see strong demand from our customers, and we are improving the value proposition by increasing our downstream speeds across most of our markets, where we frequently offer the fastest speeds available. In the fourth quarter alone, we surpassed the 200,000 organic addition mark for broadband Internet subscribers for the first time, finishing 2006 with 3.8 million subscribers. On the telephony front, we had launched VoIP (Voice-over-Internet-Protocol) across 12 markets by year-end and had approximately 13 million VoIP homes ready for service. Due in part to the launch of VoIP, we increased the number of our triple-play customers by 45% during 2006, and, in 2007, we will continue to aggressively market our bundled products.”

“In 2006, we successfully rebalanced our European footprint to focus on high growth markets. We disposed of our operations in Norway, Sweden and France at very attractive multiples, generating $2.5 billion in aggregate after-tax cash proceeds. Additionally, we completed several key acquisitions during the year, which expanded our reach in Japan and the Czech Republic. We also increased our position in Telenet, the largest cable operator in Belgium, and we will consolidate this business in our financial results from January 1, 2007. As we look ahead, we will continue to evaluate potentially accretive M&A opportunities.”

“We are actively managing our balance sheet and remain focused on maintaining our target leverage and access to liquidity. We ended the year with $2.4 billion of cash (including restricted cash(7)) and had unused borrowing capacity throughout our consolidated subsidiaries of approximately $2.7 billion, subject to covenant compliance. We believe that our levered equity return strategy is a key advantage in driving shareholder value. Since the beginning of 2006, we have purchased in excess of $2.0 billion of our stock through open market purchases and tender offers, reducing our shares outstanding by approximately 17%. Additionally, today we are announcing an aggregate $500 million in modified dutch auction tender offers for our own stock, which we expect to launch on or shortly after March 6, 2007. We continue to believe that our stock is undervalued in relation to our growth prospects and, accordingly, will use excess cash to repurchase shares.”

Specifics on Tender Offers

We intend to purchase up to $500 million of our stock, consisting of approximately $250 million each of our Series A (LBTYA) and Series C (LBTYK) common stock at ranges of $28.20 to $31.00 for Series A and $26.65 to $29.35 for Series C. This represents an approximate 2% discount to an 8% premium to our closing share prices on Wednesday, February 28, 2007.

Operating Statistics

We had 19.4 million total RGUs at December 31, 2006, with 12.9 million video, 3.8 million broadband Internet and 2.7 million telephony subscribers. Our 12.9 million video subscribers consist of 9.7 million analog/MMDS(8), 2.2 million digital cable and 1.0 million DTH subscribers. In 2006, we added 2.5 million RGUs, driven by 1.63 million organic RGU additions (a 45% increase from our additions in 2005) and 0.9 million net additions through M&A activity. We achieved solid year-over-year growth across all three of our products, data, voice, and video, with advanced services including VoIP and digital video demonstrating notable success. In the fourth quarter, typically our strongest quarter of the year, we added 540,000 organic RGUs, which was a 23% improvement over the fourth quarter of 2005 and was a record quarter in terms of organic RGU additions.

In terms of 2006 organic RGU additions by product, we added 759,000 broadband Internet subscribers, 609,000 telephony subscribers and 263,000 video subscribers. Organic broadband Internet, telephony and video subscriber growth for the year increased 41%, 46% and 55%, respectively, from our additions for these categories in the prior year. As demonstrated consistently throughout the year, broadband Internet was our strongest performer in absolute terms, reflective of our successful “product leadership” strategy, which is to “meet on price and beat on speed.” During 2006, we improved aggregate broadband Internet penetration to 18% from 16% in 2005, led by increases in Chile and Europe.

We added 609,000 organic telephony subscribers in 2006, including 167,000 in the fourth quarter, with VoIP accounting for approximately 85% of our total organic telephony additions in 2006. In terms of our telephony footprint, we have 20.5 million homes serviceable, of which approximately 3.2 million homes were added

(6)             In the Netherlands where our digital migration project is underway, a subscriber is moved from the analog cable subscriber count to the digital cable subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service. Through December 31, 2006, the digital video service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service. Effective January 1, 2007, this promotional period was reduced from six months to three months. An estimated 10% to 15% of the Netherlands digital cable subscribers at December 31, 2006 have accepted but not installed their digital converter boxes.

(7)             Includes $481 million of restricted cash that is related to our debt instruments.

(8)             Includes analog and digital MMDS subscribers.

organically in 2006 and an additional 1.9 million through M&A activity. Of our total telephony homes serviceable, approximately 13 million are VoIP homes. With our VoIP launches in 2006 and our superior value proposition relative to incumbent phone companies, we are focused on driving aggregate telephony penetration higher from our current 13% penetration level.

In 2006, we experienced continued subscriber growth in our core video business, as we added 263,000 video subscribers. Of these additions, approximately 57% occurred in the fourth quarter, as the result of traditional seasonality and our fall marketing campaigns. In terms of breaking down our organic video additions, we added 979,000 digital cable (including conversions from analog) and 122,000 DTH subscribers in the year. Of the nearly one million digital cable additions, the Netherlands accounted for 43%, as a result of our D4A initiative. We added 79,000 digital subscribers in the fourth quarter in the Netherlands, which is comparable to our third quarter results and reflects our modified strategy to take a more selective approach with this program. Additionally, J:COM accounted for 32% of our organic digital cable additions, with 312,000 additions during 2006. Importantly, J:COM increased its digital penetration to 52% at year end 2006 from 37% at year end 2005. Overall, we had a 19% digital cable penetration of our total cable TV base at year end 2006, which was a 96% improvement over 2005.

Revenue

Our revenue for the three months and year ended December 31, 2006 was $1.79 billion and $6.49 billion, respectively. As compared to the same periods last year, these figures reflect growth rates of 39% and 44%, respectively. Excluding the effects of foreign currency (FX) movements, revenue increased 34% and 44% for the three months and year ended December 31, 2006, respectively, as compared to the same periods last year. As was the case throughout the year, our reported revenue increases continued to be principally driven by the impact of acquisitions, including Cablecom and Austar, and subscriber growth across our core operations.

We generated rebased revenue growth rates of 12% and 11% for the three months and year ended December 31, 2006 as compared to the same periods last year. This rebased growth was driven primarily by volume increases, as we continued to add subscribers throughout the year. As in previous quarters, our Western European operations continued to benefit from strong growth from Cablecom, which was aided by an analog price increase in early 2006. We also experienced solid growth in our Central and Eastern European (CEE), Japanese and Chilean operations.

In terms of average monthly revenue (ARPU)(9) per customer relationship, UPC Broadband, VTR and J:COM experienced solid growth compared to 2005. For the year ended December 31, 2006, ARPU per customer relationship for UPC Broadband was €20.27 ($25.43), reflecting an increase of 11% over 2005. The increase was driven by continued improvement in bundling, as well as the inclusion of Cablecom for two months in 2006. For the same period, ARPU per customer relationship for VTR increased by 8% to CLP 24,707 ($46.58), as VTR’s RGU per customer relationship ratio increased 13% to 1.79x from 1.58x at December 31, 2005. Additionally, J:COM generated ARPU per customer relationship of ¥7,333 ($63.02) for the year ended December 31, 2006, which was a modest increase of 2% over the prior year. Please see table on page 15 for additional information.

Operating Cash Flow

Driven by the impact of acquisitions, principally Cablecom, Austar and Cable West, strong organic growth, and substantial margin improvements, we generated operating cash flow for the three months and year ended December 31, 2006 of $631 million and $2.34 billion, respectively. As compared to the same periods last year, these figures reflect growth rates of 46% and 47%, respectively. Excluding FX movements, OCF increased 40% and 48% for the three months and year ended December 31, 2006, respectively, as compared to the same periods last year.  Our results reflect rebased OCF growth rates of 18% and 16% for the three months and year ended December 31, 2006, respectively, as compared to the prior year periods. In particular, we experienced solid growth in Cablecom, CEE and VTR throughout the year.

(9)             Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing customer relationships, as applicable, for the period. Customer relationships of entities acquired during the period are normalized.

Our OCF margin(10) for the three months ended December 31, 2006 was 35.2%, which represents a 170 basis point improvement over our OCF margin from the same period last year. We achieved a 36.0% OCF margin for the full year 2006, which was a 90 basis improvement compared to 2005. Despite our record subscriber additions and their associated marketing and acquisition costs, we continue to see the benefit of scale in our business and are encouraged by our overall margin improvement. Margin improvement continued to be driven by Cablecom, CEE, Japan and Chile.

Loss from Continuing Operations and Net Earnings (Loss)

Our loss from continuing operations for the year ended December 31, 2006 was $334 million or $0.76 per basic and diluted share as compared to our loss of $60 million or $0.14 per basic and diluted share for the comparable period in 2005. In comparison to 2005, the loss was driven principally by higher interest expense and increased realized and unrealized losses on derivative instruments. On the positive side, our 2006 loss reflected higher operating income and gains on foreign currency transactions and dispositions of non-operating assets.

Including the impact of discontinued operations, we achieved net earnings of $706 million or $1.61 per basic and diluted share for the year ended December 31, 2006, as compared to a net loss of $80 million or $0.19 per basic and diluted share for the comparable period in 2005. We recognized $1.0 billion in gains from asset disposals in 2006, principally relating to the disposals of our cable operations in France, Sweden and Norway.

Capital Expenditures and Free Cash Flow

Capital expenditures and capital lease additions (capital expenditures unless otherwise noted) for the three months and year ended December 31, 2006 were $535 million and $1,658 million, respectively. As a percentage of revenue, capital expenditures were approximately 26% for the year ended December 31, 2006, representing a decrease from the prior year of approximately 100 basis points. Our capital expenditures increased in 2006 primarily as a result of higher subscriber additions, continued build-out and upgrade of our network in order to launch advanced services such as VoIP and digital video, and the integration of businesses acquired during the course of 2005 and 2006. We estimate that approximately 80% of our capital expenditures during 2006 were revenue generating and 20% pertained to support capital, such as information systems expenditures.

In terms of Free Cash Flow (FCF)(11), we generated positive FCF of $117 million and $127 million for the three months and year ended December 31, 2006, a decrease of $12 million and $76 million, respectively, as compared to the same periods last year. Excluding the FCF impact from discontinued operations, FCF for the three months and year ended December 31, 2006, would have been approximately $17 million and $81 million higher than the comparable periods in 2005. This increase was principally attributable to higher net cash provided by continuing operations.

Balance Sheet, Leverage and Liquidity

At December 31, 2006, total debt was $12.2 billion and cash and cash equivalents (including restricted cash) totaled $2.4 billion, resulting in net debt of $9.9 billion.(12) Total debt increased in the fourth quarter by approximately $1.0 billion, as a result of financings at Cablecom, J:COM and Chellomedia and the impact of foreign exchange rates, reflecting a general weakening of the U.S. dollar. Correspondingly, cash (including restricted cash) increased in the fourth quarter by approximately $0.8 billion, driven in part by excess cash from financings and positive working capital movements. For the fourth quarter of 2006, our gross and net leverage ratios, defined as total debt and net debt to last quarter annualized operating cash flow, were 4.8x and 3.9x, respectively.

In addition to our cash balances at December 31, 2006, approximately €137 million ($180 million) of the undrawn commitments under our €1.3 billion ($1.8 billion) in redrawable term loan facilities at UPC Broadband Holding B.V. (UPC Broadband Holding) are anticipated to be available for borrowing, upon completion of our fourth quarter bank reporting requirements, as is approximately ¥30 billion ($252 million)

(10)       OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(11)       Free Cash Flow is defined as net cash provided by operating activities including net cash provided by discontinued operations less capital expenditures and capital lease additions. Please see page 15 for more information and the required reconciliation.

(12)       Total debt includes capital lease obligations. Total cash includes $481 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

of undrawn commitments under J:COM’s ¥30 billion revolver. Subject to their terms, the undrawn amounts under these facilities may also be borrowed to finance acquisitions. Our aggregate unused borrowing capacity at December 31, 2006, represented by the maximum availability under each of our applicable facilities (including those at UPC Broadband Holding, J:COM, VTR and Austar), without regard to covenant compliance calculations, was approximately $2.7 billion.

Please see schedules beginning on page 7 for more detailed information on our financial and operating performance.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice, and Internet access services to connect its customers to the world of entertainment, communications and information. As of December 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 14 million customers in 16 countries (excluding Belgium) principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to our anticipated launch of modified dutch auction tender offers; our plans to upgrade analog customers to higher revenue generating advanced digital services, to increase the downstream speeds of our broadband Internet access services across most of our markets, and to increase our aggregate telephony penetration; our insights and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; our anticipated borrowing availability after completion of our fourth quarter bank reporting requirements; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, success of our digital migration project in the Netherlands, continued growth in services for digital television at reasonable cost, changes in technology, regulation and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow and achieve assumed margins, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

References in this press release to the tender offers are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offers, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on or about March 6, 2007.  Stockholders should carefully read the offer to purchase, the applicable letter of transmittal and other related materials when they are available because they will contain important information.  Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov.  Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offers, by calling toll free 1-800-207-3158.  Stockholders are urged to read these materials carefully prior to making any decision with respect to either or both tender offers.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447

Liberty Global, Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005
	amounts in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,880.5	$1,202.2
Trade receivables, net	726.5	597.9
Other receivables, net	110.3	112.5
Restricted cash	496.1	56.8
Current assets of discontinued operations	—	14.7
Other current assets	349.1	278.3
Total current assets	3,562.5	2,262.4

Investments in affiliates, accounted for using the equity method, and related receivables	1,062.7	789.0

Other investments	477.6	569.0

Property and equipment, net	8,136.9	7,991.3

Goodwill	9,942.6	9,020.1

Franchise rights and other intangible assets not subject to amortization	177.1	218.0

Intangible assets subject to amortization, net	1,578.3	1,601.8

Long-term assets of discontinued operations	—	329.9

Other assets, net	631.6	597.0

Total assets	$25,569.3	$23,378.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$710.7	$715.6
Accrued liabilities and other	752.0	669.0
Deferred revenue and advance payments from subscribers and others	640.1	596.0
Accrued interest	257.0	145.5
Current liabilities of discontinued operations	—	35.3
Current portion of debt and capital lease obligations	1,384.9	270.0
Total current liabilities	3,744.7	2,431.4

Long-term debt and capital lease obligations (including $702.3 million measured at fair value at December 31, 2006)	10,845.2	9,845.0
Deferred tax liabilities	537.1	546.0
Long-term liabilities of discontinued operations	—	9.6
Other long-term liabilities	1,283.7	933.6
Total liabilities	16,410.7	13,765.6

Commitments and contingencies

Minority interests in subsidiaries	1,911.5	1,796.5

Stockholders’ equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 196,896,880 and 232,334,708 shares at December 31, 2006 and 2005, respectively	2.0	2.3
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,284,799 and 7,323,570 shares at December 31, 2006 and 2005, respectively	0.1	0.1
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued 197,256,404 shares and 239,820,997 shares at December 31, 2006 and 2005, respectively	2.0	2.4
Additional paid-in capital	8,093.5	9,992.2
Accumulated deficit	(1,020.3)	(1,732.5)
Accumulated other comprehensive earnings (loss), net of taxes	169.8	(262.9)
Deferred compensation	—	(15.6)
Treasury stock, at cost	—	(169.6)
Total stockholders’ equity	7,247.1	7,816.4

Total liabilities and stockholders’ equity	$25,569.3	$23,378.5

Liberty Global, Inc.
Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions, except per share amounts
Revenue	$1,790.1	$1,286.2	$6,487.5	$4,517.3

Operating costs and expenses:
Operating (other than depreciation) (including stock-based compensation charges (credits) of $2.8 million, $(0.6 million), $7.0 million and $9.9 million, respectively)	776.5	557.3	2,781.9	1,929.2
Selling, general and administrative (SG&A) (including stock-based compensation charges (credits) of $10.7 million, $(62.7 million), $63.0 million and $49.1 million, respectively)	396.2	234.4	1,439.4	1,059.5
Depreciation and amortization	546.6	410.2	1,884.7	1,274.0
Impairment of long-lived assets	14.1	8.1	15.5	8.3
Restructuring and other operating charges (credits), net	3.4	(7.1)	13.7	(3.8)
	1,736.8	1,202.9	6,135.2	4,267.2
Operating income	53.3	83.3	352.3	250.1

Other income (expense):
Interest expense	(191.4)	(120.3)	(673.4)	(396.1)
Interest and dividend income	23.3	15.9	85.4	76.8
Share of results of affiliates, net	7.1	(8.2)	13.0	(23.0)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(187.6)	184.0	(347.6)	310.0
Foreign currency transaction gains (losses), net	153.0	(15.1)	236.1	(209.2)
Other-than-temporary declines in fair values of investments	(3.5)	(3.4)	(13.8)	(3.4)
Losses on extinguishment of debt	(0.2)	(21.1)	(40.8)	(33.7)
Gains on disposition of assets, net	106.1	89.3	206.4	115.2
Other income (expense), net	7.2	(1.5)	12.2	(0.6)
	(86.0)	119.6	(522.5)	(164.0)
Earnings (loss) before income taxes, minority interests and discontinued operations	(32.7)	202.9	(170.2)	86.1
Income tax benefit (expense)	84.3	(17.4)	7.9	(28.7)
Minority interests in earnings of subsidiaries	(82.8)	(35.3)	(171.7)	(117.0)

Earnings (loss) from continuing operations	(31.2)	150.2	(334.0)	(59.6)

Discontinued operations:
Earnings (loss) from operations, net of tax expense of nil, $0.2 million, nil and $1.7 million, respectively	—	(4.9)	6.8	(20.5)
Gain on disposal of discontinued operations	—	—	1,033.4	—
	—	(4.9)	1,040.2	(20.5)

Net earnings (loss)	$(31.2)	$145.3	$706.2	$(80.1)

Historical and pro forma earnings (loss) per common share - basic and diluted:
Continuing operations	$(0.08)	$0.31	$(0.76)	$(0.14)
Discontinued operations	—	(0.01)	2.37	(0.05)
	$(0.08)	$0.30	$1.61	$(0.19)

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2006	2005
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$706.2	$(80.1)
Net loss (earnings) from discontinued operations	(1,040.2)	20.5
Net loss from continuing operations	(334.0)	(59.6)
Net adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,089.6	1,326.8
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	47.5	(3.9)
Net cash provided by operating activities of discontinued operations	74.9	312.8
Net cash provided by operating activities	1,878.0	1,576.1
Cash flows from investing activities:
Proceeds received upon disposition of discontinued operations, net of disposal costs	2,548.1	—
Capital expended for property and equipment	(1,507.9)	(1,046.2)
Cash paid in connection with acquisitions, net of cash acquired	(1,254.2)	(4,289.8)
Proceeds received upon dispositions of assets	380.8	464.5
Other investing activities, net	(178.7)	108.2
Net cash used by investing activities of discontinued operations	(92.5)	(171.4)
Net cash used by investing activities	(104.4)	(4,934.7)

Cash flows from financing activities:
Borrowings of debt	7,774.5	6,968.4
Repayments of debt and capital lease obligations	(6,683.3)	(5,412.3)
Repurchase of common stock	(1,756.9)	(78.9)
Change in cash collateral	(394.2)	(57.2)
Payment of deferred financing costs	(91.9)	(101.3)
Cash distributions by subsidiaries to minority interest owners	(95.3)	—
Proceeds from issuance of stock by subsidiaries	18.5	873.6
Other financing activities, net	16.8	7.8
Net cash used by financing activities of discontinued operations	—	(8.3)
Net cash provided (used) by financing activities	(1,211.8)	2,191.8

Effect of exchange rates on cash	116.5	(160.1)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	695.9	(1,460.0)
Discontinued operations	(17.6)	133.1
Net increase (decrease) in cash and cash equivalents	678.3	(1,326.9)

Cash and cash equivalents:
Beginning of period	1,202.2	2,529.1
End of period	$1,880.5	$1,202.2

Cash paid for interest	$474.6	$286.7
Net cash paid for taxes	$65.9	$35.6

 Revenue and Operating Cash Flow

The tables below present revenue and operating cash flow by reportable segment for the three months and year ended December 31, 2006, as compared to the corresponding prior year periods. During the year ended December 31, 2006, our operating segments in the UPC Broadband Division provided services in 11 European countries, including our operations in Belgium, which we sold to Telenet on December 31, 2006. Other Western Europe includes our operating segments in Ireland and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. VTR provides broadband communications services in Chile. J:COM provides broadband communications services in Japan. Our corporate and other category includes (i) certain less significant operating segments that provide DTH satellite services in Australia, broadband communication services in Puerto Rico, Brazil and Peru, and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our UPC Broadband Division and Chellomedia.

During the second quarter of 2006, we changed our reporting such that we no longer allocate the central and corporate costs of the UPC Broadband Division to individual operating segments within the UPC Broadband Division. Instead, we present these costs as a separate category within the UPC Broadband Division.  The UPC Broadband Division’s central and corporate costs include billing systems, network operations, technology, marketing, facilities, finance, legal and other administrative costs. Prior to July 1, 2006, our CLEC operations in the Netherlands and Austria were owned and managed by our indirect subsidiary, Priority Telecom N.V. (Priority Telecom) and included in our corporate and other category for purposes of segment reporting.  Effective July 1, 2006, we integrated the Priority Telecom CLEC operations in the Netherlands and Austria with our existing operations in each country and began reporting these CLEC operations as components of our reportable segments in the Netherlands and Austria, respectively. Segment information for all periods presented has been restated to reflect the above-described changes and to present UPC Norway, UPC Sweden, UPC France and PT Norway as discontinued operations.  Previously, UPC Norway and UPC Sweden were included in our Other Western Europe reportable segment, UPC France was presented as a separate reportable segment, and PT Norway was included in our corporate and other category. We present only the reportable segments of our continuing operations in the following tables.

Additionally, both Cablecom and UPC Broadband Holding have separate financial reporting requirements in connection with their separate financing arrangements.  For purposes of these separate reporting requirements, certain of UPC Broadband Holding’s central and corporate costs are charged to Cablecom. Consistent with how we present Cablecom’s performance measures to our chief operating decision maker, the segment information presented for Cablecom in the following tables does not reflect intersegment charges made for separate reporting purposes.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis (see supplemental information on page 17). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$246.6	$209.4	$37.2	17.8	8.5	—
Switzerland	207.2	122.1	85.1	69.7	60.2	—
Austria	114.1	78.5	35.6	45.4	34.1	—
Other Western Europe	81.6	69.9	11.7	16.7	7.8	—
Total Western Europe	649.5	479.9	169.6	35.3	25.7	8.6
Hungary	82.9	67.8	15.1	22.3	15.7	—
Other Central and Eastern Europe	170.0	118.0	52.0	44.1	28.2	—
Total Central and Eastern Europe	252.9	185.8	67.1	36.1	23.6	15.5
Central and corporate operations	7.3	1.2	6.1	508.3	460.0	—
Total UPC Broadband Division	909.7	666.9	242.8	36.4	25.9	11.2

J:COM (Japan)	543.6	424.3	119.3	28.1	28.7	13.3
VTR (Chile)	147.3	130.9	16.4	12.5	13.1	13.1
Corporate and other	210.0	77.2	132.8	172.0	164.4	—
Intersegment eliminations	(20.5)	(13.1)	(7.4)	(56.5)	(43.2)	—
Total consolidated LGI	$1,790.1	$1,286.2	$503.9	39.2	33.7	11.8

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$923.9	$857.3	$66.6	7.8	6.7	—
Switzerland	771.8	122.1	649.7	532.1	505.0	—
Austria	420.0	329.0	91.0	27.7	26.3	—
Other Western Europe	306.4	228.2	78.2	34.3	31.6	—
Total Western Europe	2,422.1	1,536.6	885.5	57.6	54.2	9.1
Hungary	307.1	281.4	25.7	9.1	14.8	—
Other Central and Eastern Europe	578.1	370.3	207.8	56.1	48.5	—
Total Central and Eastern Europe	885.2	651.7	233.5	35.8	34.0	16.2
Central and corporate operations	17.9	3.3	14.6	442.4	418.5	—
Total UPC Broadband Division	3,325.2	2,191.6	1,133.6	51.7	48.7	11.4

J:COM (Japan)	1,906.3	1,662.1	244.2	14.7	21.2	12.1
VTR (Chile)	558.9	444.2	114.7	25.8	19.8	14.4
Corporate and other	768.3	264.2	504.1	190.8	189.1	—
Intersegment eliminations	(71.2)	(44.8)	(26.4)	(58.9)	(56.4)	—
Total consolidated LGI	$6,487.5	$4,517.3	$1,970.2	43.6	43.8	11.0

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$124.4	$105.2	$19.2	18.3	9.0	—
Switzerland	93.2	43.6	49.6	113.8	102.1	—
Austria	49.1	38.1	11.0	28.9	18.7	—
Other Western Europe	29.5	23.5	6.0	25.5	15.2	—
Total Western Europe	296.2	210.4	85.8	40.8	30.8	17.3
Hungary	40.4	29.8	10.6	35.6	27.4	—
Other Central and Eastern Europe	72.8	53.1	19.7	37.1	23.0	—
Total Central and Eastern Europe	113.2	82.9	30.3	36.6	24.6	16.7
Central and corporate operations	(54.4)	(54.2)	(0.2)	(0.4)	(7.0)	—
Total UPC Broadband Division	355.0	239.1	115.9	48.5	37.2	21.9

J:COM (Japan)	201.0	155.1	45.9	29.6	30.2	13.8
VTR (Chile)	54.4	47.3	7.1	15.0	15.9	15.9
Corporate and other	20.5	(10.3)	30.8	299.0	302.7	—
Total	$630.9	$431.2	$199.7	46.3	40.4	17.7

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Rebased
	2006	2005	$	%	%	%
	amounts in millions, except % amounts
UPC Broadband Division:
The Netherlands	$451.9	$446.9	$5.0	1.1	0.3	—
Switzerland	353.7	43.6	310.1	711.2	676.9	—
Austria	195.7	165.7	30.0	18.1	17.0	—
Other Western Europe	104.0	80.4	23.6	29.4	26.8	—
Total Western Europe	1,105.3	736.6	368.7	50.1	47.0	12.8
Hungary	145.3	123.4	21.9	17.7	23.7	—
Other Central and Eastern Europe	266.5	168.2	98.3	58.4	51.3	—
Total Central and Eastern Europe	411.8	291.6	120.2	41.2	39.6	21.5
Central and corporate operations	(206.2)	(203.6)	(2.6)	(1.3)	(0.4)	—
Total UPC Broadband Division	1,310.9	824.6	486.3	59.0	55.8	17.7

J:COM (Japan)	738.6	636.3	102.3	16.1	22.8	12.9
VTR (Chile)	198.5	151.5	47.0	31.0	24.9	23.1
Corporate and other	88.2	(24.8)	113.0	455.6	455.1	—
Total	$2,336.2	$1,587.6	$748.6	47.2	47.6	15.9

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a generally accepted accounting principle (GAAP) measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes, minority interests and discontinued operations, is presented below.

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions
Total segment operating cash flow	$630.9	$431.2	$2,336.2	$1,587.6
Stock-based compensation expense	(13.5)	63.3	(70.0)	(59.0)
Depreciation and amortization	(546.6)	(410.2)	(1,884.7)	(1,274.0)
Impairment of long-lived assets	(14.1)	(8.1)	(15.5)	(8.3)
Restructuring and other operating credits (charges), net	(3.4)	7.1	(13.7)	3.8
Operating income	53.3	83.3	352.3	250.1
Interest expense	(191.4)	(120.3)	(673.4)	(396.1)
Interest and dividend income	23.3	15.9	85.4	76.8
Share of results of affiliates, net	7.1	(8.2)	13.0	(23.0)
Realized and unrealized gains (losses) on financial and derivative instruments, net	(187.6)	184.0	(347.6)	310.0
Foreign currency transaction gains (losses), net	153.0	(15.1)	236.1	(209.2)
Other-than-temporary declines in fair values of investments	(3.5)	(3.4)	(13.8)	(3.4)
Losses on extinguishment of debt	(0.2)	(21.1)	(40.8)	(33.7)
Gains on disposition of assets, net	106.1	89.3	206.4	115.2
Other income (expense), net	7.2	(1.5)	12.2	(0.6)
Earnings (loss) before income taxes, minority interests and discontinued operations	$(32.7)	$202.9	$(170.2)	$86.1

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2006:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt	Obligations	Obligations	Equivalents (1)
	amounts in millions
LGI and its non-operating subsidiaries	$1,923.9	$—	$1,923.9	$819.7
UPC Broadband Division:
UPC Holding	1,055.2	—	1,055.2	0.9
UPC Broadband Holding and its unrestricted subsidiaries	4,012.0	2.4	4,014.4	625.6
Cablecom Luxembourg and its unrestricted subsidiaries	1,918.9	23.4	1,942.3	130.9
J:COM	1,609.2	423.8	2,033.0	172.0
VTR	475.0	—	475.0	49.2
Chellomedia	229.1	0.2	229.3	42.8
Austar	397.6	—	397.6	21.4
Liberty Puerto Rico	149.9	—	149.9	12.1
Other operating subsidiaries	9.5	—	9.5	5.9
Total LGI	$11,780.3	$449.8	$12,230.1	$1,880.5

Capital Expenditures and Capital Lease Additions

The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions for the three months and year ended December 31, 2006 and 2005, respectively:

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions
Customer Premises Equipment	$186.7	$132.8	$630.5	$389.9
Scaleable Infrastructure	70.5	40.1	203.0	170.8
Line Extensions	49.1	58.6	166.1	116.1
Upgrade/Rebuild	68.6	34.5	201.2	116.4
Support Capital	77.8	78.3	287.2	232.8
Other including Chellomedia	4.8	1.6	19.9	20.2
Total Capital Expenditures (Capex)	$457.5	$345.9	$1,507.9	$1,046.2
Percent of Revenue	25.6%	26.9%	23.2%	23.2%

Add: Capital Lease Additions (2)	77.8	47.0	150.4	153.2
Total Capex and Capital Leases	$535.3	$392.9	$1,658.3	$1,199.4
Percent of Revenue	29.9%	30.5%	25.6%	26.6%

(1)             Excludes $481 million of restricted cash that is related to our debt instruments.

(2)             Relates primarily to customer premise equipment for J:COM.

Free Cash Flow Definition and Reconciliation

Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities (including net cash provided by discontinued operations) less capital expenditures and capital lease additions. Our definition of Free Cash Flow includes capital lease additions that are used to finance capital expenditures. From a financial reporting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our consolidated statements of cash flows. We believe our presentation of Free Cash Flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view Free Cash Flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow for the three months and year ended December 31, 2006 and 2005, respectively:

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	amounts in millions
Net cash provided by continuing operations(3)	$652.6	$493.5	$1,803.1	$1,263.3
Capital expenditures of continuing operations	(457.5)	(345.9)	(1,507.9)	(1,046.2)
Capital lease additions of continuing operations	(77.8)	(47.0)	(150.4)	(153.2)
FCF of continuing operations	117.3	100.6	144.8	63.9

FCF of discontinued operations	—	28.8	(17.8)	138.9
Free Cash Flow	$117.3	$129.4	$127.0	$202.8

ARPU per Customer Relationship Table(4)

The following table provides ARPU per customer relationship for the year ended December 31, 2006 and 2005, respectively.

	As of December 31,				%
	2006		2005		Change
UPC Broadband		€20.27		€18.33	10.6%

J:COM		¥7,333		¥7,171	2.3%

VTR	CLP	24,707	CLP	22,957	7.6%

Liberty Global Consolidated		$34.67		$32.81	5.7%

(3)    Excludes net cash provided by operating activities of discontinued operations.

(4)    ARPUs for UPC Broadband and liberty Global Consolidated are not adjusted for currency impacts.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics as of December 31, 2006, September 30, 2006, and December 31, 2005, respectively:

	As of	As of	As of
	December 31, 2006(5)	September 30, 2006	December 31, 2005	Q4’06 / Q3’06 (% Change)	Q4’06 / Q4’05 (% Change)
Total Customers
UPC Broadband	9,719,000	9,396,900	9,320,700	3.4%	4.3%
J:COM	2,512,200	2,141,400	2,002,800	17.3%	25.4%
VTR	940,700	933,800	900,400	0.7%	4.5%
Other	671,300	661,900	613,700	1.4%	9.4%
Liberty Global Consolidated(6)	13,843,200	13,134,000	12,837,600	5.4%	7.8%

Total Single-Play Customers	9,976,800	9,593,200	9,832,500	4.0%	1.5%
Total Double-Play Customers	2,241,200	2,049,900	1,883,100	9.3%	19.0%
Total Triple-Play Customers	1,625,200	1,490,900	1,122,000	9.0%	44.8%

% Double-Play Customers
UPC Broadband	14.0%	13.5%	11.9%	3.7%	17.6%
J:COM	28.3%	28.6%	28.5%	(1.0)%	(0.7)%
VTR	14.6%	14.6%	19.1%	0.0%	(23.6)%
Liberty Global Consolidated	16.2%	15.6%	14.7%	3.8%	10.2%

% Triple-Play Customers
UPC Broadband	7.8%	7.3%	5.3%	6.8%	47.2%
J:COM	22.0%	24.1%	22.2%	(8.7)%	(0.9)%
VTR	32.1%	30.4%	19.5%	5.6%	64.6%
Liberty Global Consolidated	11.7%	11.4%	8.7%	2.6%	34.5%

RGUs per Customer Relationship
UPC Broadband	1.30	1.28	1.22	1.6%	6.6%
J:COM	1.73	1.77	1.73	(2.3)%	0.0%
VTR	1.79	1.76	1.58	1.7%	13.3%
Liberty Global Consolidated	1.40	1.39	1.32	0.7%	6.1%

(5)             The bundling statistics for Cable West as of December 31, 2006, which are included in J:COM’s statistics have been estimated and are subject to future adjustment. The decline in the bundling ratios from Q3 2006 for J:COM is due to the consolidation of Cable West, which had lower bundling ratios.

(6)             Excludes mobile customers.

Jupiter TV Co., Ltd (“Jupiter TV”) Supplemental Financial Information(7)

Liberty Global owned 50% of Jupiter TV at December 31, 2006. Jupiter TV is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. Jupiter TV currently owns or has investments in 18 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP:

	Year ended December 31,		Year ended December 31,		%
	2006	2005	2006	2005	Change
	amount in millions
Revenue	$961	$798	¥111,843	¥87,644	28%

Operating Cash Flow	209	162	24,312	17,756	37%
Depreciation and amortization	(21)	(17)	(2,468)	(1,784)	38%
Operating income	$188	$145	¥21,844	¥15,972	37%

Cash, net of debt at period end	$140	$62	¥16,615	¥7,352

Cumulative Subscribers(8) (in 000s)	66,124	60,004

Explanation of Calculation of Rebased 2005 Amounts:

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2006, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2005 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2005 and 2006 in our rebased amounts for the three months and year ended December 31, 2005 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2006 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2005 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2006. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months and year ended December 31, 2005 include, as applicable, Cablecom, NTL Ireland, Astral, IPS, Metrópolis, Telemach, Austar, Cable West, INODE, Karneval, six smaller acquisitions in Europe and six smaller acquisitions in Japan. We have reflected the revenue and OCF of these acquired entities in our 2005 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. GAAP and local GAAP, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate.  As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2006 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors.  The adjustments reflected in our 2005 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X.  In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2005 amounts or the revenue and OCF that will occur in the future.  The rebased growth percentages have been presented as a basis for assessing 2006 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2005.  Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(7)          Jupiter TV’s December 31, 2005 amounts have been restated to reflect a discontinued operation in accordance with GAAP.

(8)          Includes subscribers at all consolidated and equity owned Jupiter TV channels. Jupiter Shop Channel‘s subscribers are stated on a full-time equivalent basis. Jupiter Shop Channel’s prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.

Fixed Income Overview

The following tables provide preliminary financial information for selected credit groups and is subject to completion of the respective financial statements, where appropriate, and to finalization of the respective compliance certificates for the fourth quarter.

Revenue

	Three months ended		Year ended
	December 31, 2006		December 31, 2006
	amounts in millions
UPC Holding B.V.		€544.9		€2,031.3
Cablecom Luxembourg S.C.A.	CHF	255.9	CHF	966.5
VTR GlobalCom S.A.	CLP	77,887.2	CLP	296,439.9
Chellomedia Programming Financing HoldCo B.V.		€32.8		€111.5

Operating Cash Flow(9)

	Three months ended		Year ended
	December 31, 2006		December 31, 2006
	amounts in millions
UPC Holding B.V.		€209.0		€790.2
Cablecom Luxembourg S.C.A.	CHF	105.2	CHF	398.8
VTR GlobalCom S.A	CLP	28,802.3	CLP	105,322.4
Chellomedia Programming Financing HoldCo B.V.		€10.4		€36.1

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

	As of December 31, 2006
	Total Debt and		Cash
	Capital Lease		And Cash
	Obligations		Equivalents
	amounts in millions

UPC Holding B.V.(10)		€3,843.8		€475.0
Cablecom Luxembourg S.C.A.	CHF	2,369.3	CHF	159.7
VTR GlobalCom S.A.	CLP	253,768.8	CLP	26,283.6
Chellomedia Programming Financing HoldCo B.V.		€173.9		€19.0

Covenant Calculations(11)

			As of December 31, 2006
	UPC Holding B.V.		Cablecom Luxembourg S.C.A.		VTR GlobalCom S.A.	Chellomedia Programming Financing HoldCo B.V.

Senior Leverage	3.83	x	3.13	x	2.37x	4.07	x
Total Leverage	4.81	x	4.27	x	—	4.07	x

(9)          For definitions and reconciliations, please see page 19. Please note that reported OCF may differ from what is used in the calculation of the respective covenants.

(10)    Debt for UPC Holding B.V. reflects third party debt.

(11)    Debt in the covenant calculations utilize debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the four entities are based on December 31, 2006 results, and are subject to completion of our fourth quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. Senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding B.V. (as defined and calculated in accordance with the UPC Broadband Holding Bank Facility) and Cablecom Luxembourg S.C.A Senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized) for Chellomedia Programming Financing HoldCo B.V. Senior leverage refers to Senior Debt to Annualized OCF (last two quarters annualized) for VTR GlobalCom S.A.

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and other charges or credits outlined in the respective tables below). We believe operating cash flow is meaningful because it provides investors a means to evaluate our operating performance on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income.

	Three months ended		Year ended
	December 31, 2006		December 31, 2006
UPC Holding B.V.	amounts in millions
Total segment operating cash flow		€209.0		€790.2
Stock-based compensation expense	(4.5)		(18.2)
Depreciation and amortization	(166.7)		(640.3)
Related party management credits	20.2		25.4
Impairment, restructuring and other operating charges	(11.9)		(16.0)
Operating income		€46.1		€141.1

Cablecom Luxembourg S.C.A.
Operating cash flow	CHF	105.2	CHF	398.8
Depreciation and amortization	(106.3)		(405.7)
Net gain (loss) on disposal of long-lived assets	0.2		(0.3)
Operating loss	CHF	(0.9)	CHF	(7.2)

VTR GlobalCom S.A.
Operating cash flow	CLP	28,802.3	CLP	105,322.4
Depreciation and amortization and other charges	(24,208.2)		(84,816.2)
Operating income	CLP	4,594.1	CLP	20,506.2

Chellomedia Programing Financing HoldCo B.V.
Total operating cash flow		€10.4		€36.1
Stock-based compensation expense	(0.5)		(5.7)
Depreciation and amortization	(3.5)		(9.1)
Related party management fees	(3.4)		(7.1)
Operating income		€3.0		€14.2

	Consolidated Operating Data December 31, 2006
					Video					Internet		Telephone
	Homes Passed (1)	Two Way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	2,677,400	2,589,700	2,200,900	3,151,400	1,695,200	501,800	—	—	2,197,000	2,589,700	565,700	2,478,600	388,700
Switzerland (13)	1,827,100	1,283,400	1,560,600	2,224,400	1,420,600	138,500	—	—	1,559,100	1,432,200	411,900	1,432,200	253,400
Austria	978,200	974,900	698,300	1,076,500	455,700	49,200	—	—	504,900	974,900	398,400	941,000	173,200
Ireland	858,300	307,700	599,300	650,900	278,800	198,600	—	117,800	595,200	307,700	55,300	91,800	400
Total Western Europe	6,341,000	5,155,700	5,059,100	7,103,200	3,850,300	888,100	—	117,800	4,856,200	5,304,500	1,431,300	4,943,600	815,700
Hungary	1,125,100	1,049,100	1,019,000	1,254,800	735,900	—	170,900	—	906,800	1,049,100	209,000	1,032,000	139,000
Romania	1,988,900	1,316,600	1,419,400	1,594,600	1,362,300	6,600	50,300	—	1,419,200	1,191,300	119,000	1,135,400	56,400
Poland	1,940,800	1,304,600	1,058,900	1,275,500	1,005,600	—	—	—	1,005,600	1,304,600	206,300	1,259,400	63,600
Czech Republic	1,258,000	964,700	744,500	902,900	529,300	27,300	134,500	—	691,100	964,700	186,400	961,800	25,400
Slovak Republic	441,700	260,200	304,900	334,900	264,000	—	19,600	18,600	302,200	243,100	32,400	165,600	300
Slovenia	133,200	89,400	113,200	137,200	113,200	—	—	—	113,200	89,400	24,000	—	—
Total Central and Eastern Europe	6,887,700	4,984,600	4,659,900	5,499,900	4,010,300	33,900	375,300	18,600	4,438,100	4,842,200	777,100	4,554,200	284,700
Total UPC Broadband Division	13,228,700	10,140,300	9,719,000	12,603,100	7,860,600	922,000	375,300	136,400	9,294,300	10,146,700	2,208,400	9,497,800	1,100,400

J:COM (Japan)	9,206,100	9,206,100	2,512,200	4,338,000	1,020,400	1,088900	—	—	2,109,300	9,206,100	1,108,800	9,166,400	1,109,900

The Americas:
VTR (Chile)	2,343,700	1,499,900	940,700	1,684,400	697,200	106,300	—	—	803,500	1,499,900	413,800	1,465,100	467,100
Puerto Rico	334,100	334,100	126,300	173,400	—	108,300	—	—	108,300	334,100	46,900	334,100	18,200
Brazil & Peru	83,100	65,800	28,500	31,900	11,100	—	—	15,000	26,100	65,800	5,800	—	—
Total The Americas	2,760,900	1,899,800	1,095,500	1,889,700	708,300	214,600	—	15,000	937,900	1,899,800	466,500	1,799,200	485,300

Austar (Australia)	2,441,700	—	516,500	601,400	—	8,800	592,400	—	601,200	30,400	200	—	—

Grand Total	27,637,400	21,246,200	13,843,200	19,432,200	9,589,300	2,234,300	967,700	151,400	12,942,700	21,283,000	3,783,900	20,463,400	2,705,600

Subscriber Variance Table - December 31, 2006 vs. September 30, 2006

					Video					Internet		Telephone
	Homes Passed (1)	Two- way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	9,900	5,000	9,800	57,500	(68,800)	78,700	—	—	9,900	5,000	22,000	7,900	25,600
Switzerland(13)	6,600	11,900	4,200	35,000	(10,000)	14,200	—	—	4,200	11,900	17,000	11,900	13,800
Austria	12,700	12,700	25,100	37,400	8,700	2,300	—	—	11,000	12,700	22,000	12,700	4,400
Ireland	4,500	25,300	4,200	10,200	(5,400)	7,700	—	700	3,000	25,300	7,100	67,600	100
Belgium	(186,800)	(186,800)	(146,500)	(172,400)	(126,800)	(5,000)	—	—	(131,800)	(186,800)	(40,600)	—	—
Total Western Europe	(153,100)	(131,900)	(103,200)	(32,300)	(202,300)	97,900	—	700	(103,700)	(131,900)	27,500	100,100	43,900
Hungary	15,300	36,300	2,400	32,900	2,700	—	(2,600)	—	100	36,300	24,100	36,200	8,700
Romania	70,800	158,600	85,100	110,600	56,600	2,000	26,500	—	85,100	158,600	20,900	134,600	4,600
Poland	16,400	127,400	34,800	72,200	12,100	—	—	—	12,100	127,400	37,200	113,800	22,900
Czech Republic	500,400	478,300	297,400	376,800	231,700	27,300	15,100	—	274,100	478,300	86,700	478,000	16,000
Slovak Republic	6,200	6,200	5,600	10,200	6,300	—	2,700	(3,200)	5,800	6,000	4,100	700	300
Slovenia	1,100	2,900	—	2,300	—	—	—	—	—	2,900	2,300	—	—
Total Central and Eastern Europe	610,200	809,700	425,300	605,000	309,400	29,300	41,700	(3,200)	377,200	809,500	175,300	763,300	52,500
Total UPC Broadband Division	457,100	677,800	322,100	572,700	107,100	127,200	41,700	(2,500)	273,500	677,600	202,800	863,400	96,400

J:COM (Japan)	1,561,500	1,561,500	370,800	554,300	85,200	246,100	—	—	331,300	1,561,500	155,700	1,712,500	67,300

The Americas:
VTR (Chile)	22,500	53,800	6,900	44,700	(20,200)	24,900	—	—	4,700	53,800	19,100	63,300	20,900
Puerto Rico	800	800	500	(300)	—	(1,900)	—	—	(1,900)	800	3,800	800	(2,200)
Brazil & Peru	600	2,800	400	200	100	—	—	(100)	—	2,800	200	—	—
Total The Americas	23,900	57,400	7,800	44,600	(20,100)	23,000	—	(100)	2,800	57,400	23,100	64,100	18,700

Austar (Australia)	6,100	—	8,500	10,300	—	100	10,100	—	10,200	30,400	100	—	—

Grand Total	2,048,600	2,296,700	709,200	1,181,900	172,200	396,400	51,800	(2,600)	617,800	2,326,900	381,700	2,640,000	182,400

ORGANIC GROWTH SUMMARY:
Europe	69,300	370,900	160,100	371,800	(37,100)	104,900	41,700	(2,500)	107,000	370,700	169,200	393,500	95,600
Japan	163,800	163,800	44,100	112,800	(68,600)	97,900	—	—	29,300	163,800	30,400	314,800	53,100
The Americas	23,900	57,400	7,800	44,600	(20,100)	23,000	—	(100)	2,800	57,400	23,100	64,100	18,700
Australia	6,100	—	8,500	10,300	—	100	10,100	—	10,200	14,400	100	—	—
Total Organic Change	263,100	592,100	220,500	539,500	(125,800)	225,900	51,800	(2,600)	149,300	606,300	222,800	772,400	167,400

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Karneval (CZ) (14)	495,200	461,000	272,000	333,800	226,500	27,300	—	—	253,800	461,000	75,500	460,800	4,500
Acquisition - Cable West (Japan) (estimated) (14)	1,397,700	1,397,700	326,700	441,500	153,800	148,200	—	—	302,000	1,397,700	125,300	1,397,700	14,200
Acquisitions - St Veit and Hausmannstaetten (AT)	9,100	9,100	4,000	4,000	4,000	—	—	—	4,000	9,100	—	9,100	—
Acquisitions - Minisat and Control (RO)	70,700	24,000	38,400	38,900	38,400	—	—	—	38,400	24,000	500	—	—
Total Q4 acquisitions	1,972,700	1,891,800	641,100	818,200	422,700	175,500	—	—	598,200	1,891,800	201,300	1,867,600	18,700

Adjustment of Balaton opening balances (HU)	—	—	—	2,800	1,600	—	—	—	1,600	—	1,200	—	—
Q4 2006 Hungary adjustment	—	—	(5,300)	(5,400)	—	—	—	—	—	—	(1,700)	—	(3,700)
Q4 2006 Australia adjustment	—	—	—	—	—	—	—	—	—	16,000	—	—	—
Disposal of UPC Belgium	(187,200)	(187,200)	(147,100)	(173,200)	(126,300)	(5,000)	—	—	(131,300)	(187,200)	(41,900)	—	—
Net adjustments for M&A and other	1,785,500	1,704,600	488,700	642,400	298,000	170,500	—	—	468,500	1,720,600	158,900	1,867,600	15,000

TOTAL NET ADDITIONS (REDUCTIONS)	2,048,600	2,296,700	709,200	1,181,900	172,200	396,400	51,800	(2,600)	617,800	2,326,900	381,700	2,640,000	182,400

Footnotes for pages 20-21

(1)                      Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes.  Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.  With the exception of Austar, we do not count homes passed for DTH.   With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed.  With respect to MMDS, one Home Passed is equal to one MMDS subscriber.  Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland, or the unbundled loop and shared access network used by INODE in Austria, we do not report homes passed for Cablecom’s partner networks or for INODE.  See note 13 below.

(2)                      Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.  Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by INODE in Austria, we do not report two-way homes passed for Cablecom’s partner networks or for INODE.

(3)                      Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)                      Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and broadband Internet access service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)                      Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection or equivalent billing unit (EBU) basis. In Europe, we have approximately 748,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)                      Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom.  As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.  In the Netherlands where our digital migration project is underway, a subscriber is moved from the Analog Cable Subscriber count to the Digital Cable Subscriber count when such subscriber accepts delivery of our digital converter box and agrees to accept digital video service regardless of when the subscriber begins to receive our digital video service.  Through December 31, 2006, the digital video service and the digital converter box were provided at the analog rate for six months after which the subscriber had the option to discontinue the digital service or pay an additional amount to continue to receive the digital service.  Effective January 1, 2007, this promotional period was reduced from six months to three months.  An estimated 10% to 15% of the Netherlands Digital Cable Subscribers at December 31, 2006 have accepted but not installed their digital converter boxes.

(7)                      DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)                      MMDS Subscriber is a home or commercial unit that receives our video programming via a multi—channel multipoint (microwave) distribution system.

(9)                      Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services.  With respect to INODE, we do not report Internet homes serviceable as INODE’s service is not delivered over our network but instead is delivered over an unbundled loop, or in certain cases, over a shared access network.

(10)                Internet Subscriber is a home or commercial unit or EBU with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving broadband Internet access services.  At December 31, 2006, our Internet Subscribers in Austria included 89,200 residential digital subscriber lines or DSL subscribers of INODE that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)                Telephone Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services.  With respect to INODE, we do not report telephone homes serviceable as service is delivered over an unbundled loop rather than our network.

(12)                Telephone Subscriber is a home or commercial unit or EBU connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services.  Telephone Subscribers as of December 31, 2006, exclude an aggregate of 149,100 mobile telephone subscribers in the Netherlands and Australia.  Also, our Telephone Subscribers do not include customers that receive services via resale arrangements.  At December 31, 2006, our Telephone Subscribers in Austria included 22,600 residential subscribers of INODE.

(13)                Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks” .  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements.  Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our December 31, 2006 subscriber table is based on September 30, 2006 data.  In our December 31, 2006 subscriber table, Cablecom’s partner networks account for 46,000 Customer Relationships, 74,800 RGUs, 20,100 Digital Cable Subscribers, 148,800 Internet and Telephone Homes Serviceable, 35,000 Internet Subscribers, and 19,700 Telephone Subscribers.  In addition, partner networks account for 490,000 digital video homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2006 subscriber table.

(14)                Our organic RGU growth for the fourth quarter of 2006 does not include organic growth for Karneval due to the fact that we did not manage Karneval during this period. Additionally, the subscriber statistics of Cable West as of the September 30, 2006 acquisition date have been estimated based on (i) the fourth quarter 2006 net additions that would have been reported under Cable West’s pre-acquisition subscriber counting policies and (ii) the December 31, 2006 subscriber statistics of Cable West, as adjusted to comply with J:COM’s subscriber counting policies.

Additional General Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband Internet or telephony services are counted on an EBU basis.  With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries.  EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland and Romania.  We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience, and (v) other factors adds complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.